NeoMagic(R) Corporation Reports Fiscal Q1 2008 Results

      SANTA CLARA, Calif., June 7 /PRNewswire-FirstCall/ -- NeoMagic Corporation (Nasdaq: NMGC), today reported its results for the fiscal first quarter 2008. Total revenue for the first quarter of fiscal 2008, ended April 29, 2007, was $482 thousand, compared to total revenue of $117 thousand for the fourth quarter of fiscal 2007. Net loss for the first quarter of fiscal 2008 was $3.2 million, or $0.26 per share, compared to net loss of $3.0 million, or $0.27 per share, in the fourth quarter of fiscal 2007.

      In connection with the warrants issued in the Company's December 2006 financing, it recognized a gain of $1.0 million in the first quarter of fiscal 2008 for a change in fair value on revaluation of the warrant liability as of April 29, 2007 compared to a gain of $1.8 million in the fourth quarter of fiscal 2007 on revaluation of the warrant liability as of January 28, 2007.

      Cash, cash equivalents and short-term investments decreased from $20.5 million at January 28, 2007 to $16.1 million at April 29, 2007.

      "I am proud to say that we achieved some key milestones this quarter. We continue to see more designs wins transitioning into production and are encouraged by our current pipeline," said Douglas Young, president and chief executive officer of NeoMagic. "To date, we have received production orders for the MiMagic 6+ processors for several ISDB-T based mobile TV products for the Japanese market. We are excited to see the hard work that went into the development of the ISDB-T solution result in this ramp," continued Young. "Also noteworthy is the addition of Steven P. Berry to our executive team. Steve will be joining NeoMagic as chief financial officer effective August 6, 2007. Steve's extensive experience in financial leadership roles, especially within the semiconductor industry, will make him a great asset to the company's growth and development," concluded Young.

      Conference Call Highlights

      Topics to be covered on NeoMagic's quarterly conference call include the following: -- ISDB-T products are expected to go into full production in the next several weeks.

      -- Opportunities for multimedia-rich GPS navigation products with integrated Mobile TV and/or Camera.
      -- Design win with Freenex, a Korean customer, for MiMagic 6+ based navigation system targeted for the automotive market expected to be in production during the current fiscal quarter.
      -- Windows Mobile Certified manufacturing kit targeted for mobile manufacturers in China; production is scheduled for fiscal third quarter.
      -- Production orders from customer in Asia for a MiMagic-3 based product to be used in an automatic toll-collection traffic control system.
      -- LG follow-on wireless IP camera product on schedule and is expected to go into production in the current fiscal quarter.

      Dial-in Information

      NeoMagic will hold its first quarter fiscal 2008 conference call to discuss the information contained in this press release today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The call can be accessed via the Internet at http://www.neomagic.com, "Investor Resources." The call can also be accessed by dialing 866-793-1342 in the U.S. and 703-639-1313 internationally. There is no passcode. A replay of the call will be available for seven days beginning on June 7 at 9:00 p.m. Eastern Time (6:00 p.m. Pacific Time). The replay number is 888-266-2081 in the U.S. and 703-925-2533 internationally. The pass code for the replay is 1084882.

      The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at http://www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (http://www.streetevents.com).

      About NeoMagic

      NeoMagic Corporation delivers semiconductor chips and software that provide mobile solutions that enable new multimedia features for handheld devices. These solutions offer low power consumption, small form-factor and high performance processing. The Company demonstrated one of the first solutions used for H.264 video decoding in a mobile digital TV phone, and is developing and delivering solutions for audio/video processing of the dominant mobile digital TV standards, including ISDB-T, T-DMB, E-DMB and DVB-H. For its complete system solution, NeoMagic delivers a suite of middleware and sample applications for imaging, video and audio functionality, and provides multiple operating system ports with customized drivers for the MiMagic product family. NeoMagic has a patent portfolio of over 27 patents that cover NeoMagic's proprietary array processing technology, embedded DRAM and other technology. Information on the Company may be found on the World Wide Web at http://www.neomagic.com.

      This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including the Company's design wins, expected orders, production timing, availability of new products and revenue opportunities. These forward-looking statements reflect current expectations. However, actual events and results could vary significantly based on a variety of factors, including but not limited to customer acceptance of NeoMagic products, the market acceptance of mobile phones and other devices developed and marketed by customers that use the Company's products, customers' plans to develop smart phones, feature phones and other products, the acceptance of advanced multimedia services such as H.264 television on mobile phones and other products, the Company's ability to execute product and technology development plans on schedule, and the timely availability of sufficient manufacturing capacity at the Company's foundry to meet future customer demand for products. There is no certainty that current or future design wins will result in revenue for NeoMagic or that customer forecasts will be accurate. Customers may cancel or delay projects or switch to other vendors. In addition, customers may fail to achieve their expected sales objectives due to competitive or other reasons. Our patent licensing activities involve various risks and uncertainties, including, without limitation, uncertainties as to the willingness of other companies to pay significant fees to license our intellectual property, the length and uncertain outcome of licensing negotiations, the possibility that litigation may be required to enforce patents, and the risks and costs inherent in any patent litigation. Additional risks that could affect the Company's future operating results are more fully described in the Company's most recent annual report, its most recent quarterly report and other filings with the United States Securities and Exchange Commission (SEC), and are available online at http://www.sec.gov. NeoMagic may, from time to time, make additional written or oral forward-looking statements, including statements contained in filings with the SEC and reports to shareholders. NeoMagic does not undertake the obligation to update any forward-looking statements that may be made by or on behalf of the company, except as may be required by law.

      NeoMagic and the NeoMagic circle logo are registered trademarks, and MiMagic and NeoMobileTV are trademarks, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.

      (Logo: http://www.newscom.com/cgi-bin/prnh/20020802/NMGCLOGO)

NEOMAGIC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

                                                   Three Months Ended
                                            April 29,  January 28,    April 30,
                                                 2007         2007         2006

Product revenue                              $    482     $    117     $     86
Licensing revenue                                   0            0            0
Total revenue                                     482          117           86

Cost of product revenue                           344          126           86
Cost of licensing revenue                           0            0            0
Total cost of revenue                             344          126           86
Gross profit (loss)                               138           (9)           0

Operating expenses:

Research and development                        2,963        3,477        3,284
Sales, general and administrative               1,559        1,198        1,940

Total operating expenses                        4,522        4,675        5,224

Loss from operations                           (4,384)      (4,684)      (5,224)

Interest income and other                         193          231          270
Interest expense                                  (24)        (292)         (37)
Change in fair value of warrant liability         991        1,835            0

Loss before income taxes                       (3,224)      (2,910)      (4,991)

Income tax provision                               21           94           16

Net loss                                     $ (3,245)    $ (3,004)    $ (5,007)

Basic net loss per share                     $  (0.26)    $  (0.27)    $  (0.53)

Diluted loss per share                       $  (0.26)    $  (0.27)    $  (0.53)
Weighted average common shares
 outstanding for basic                         12,286       11,329        9,521
Weighted average common shares
 outstanding for diluted                       12,286       11,329        9,521

NEOMAGIC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)
                                                April 29, 2007  January 28, 2007
                                                   (unaudited)
ASSETS

Current assets:
Cash and cash equivalents                            $  11,118        $  16,468
Short-term investments                                   4,986            4,014
Accounts receivable, net                                   420               65
Inventory                                                1,166            1,068
Other current assets                                       517              397
Total current assets                                    18,207           22,012

Property, plant and equipment, net                       1,201            1,494
Other assets                                               574              584

Total assets                                         $  19,982        $  24,090

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable                                     $   1,239        $   1,662
Compensation and related benefits                        1,236            1,017
Income taxes payable                                     1,025            1,112
Other accruals                                             170              100
Current portion of capital lease obligations               707              866
Warrant liability                                        2,862            3,853
Total current liabilities                                7,239            8,610

Capital lease obligations                                  579              655
Other long-term liabilities                                126              148

Stockholders' equity:
Common stock                                                39               39
Additional paid-in-capital                             117,354          116,850
Accumulated other comprehensive loss                        (1)              (2)
Accumulated deficit                                   (105,354)        (102,210)
Total stockholders' equity                              12,038           14,677

Total liabilities and stockholders' equity           $  19,982        $  24,090

SOURCE  NeoMagic Corporation
    -0-                             06/07/2007
/CONTACT: Bob Newman, Acting Chief Financial Officer of NeoMagic Corporation, +1-408-988-7020; or Investors, Erica Mannion of Sapphire Investor Relations, LLC, +1-212-766-1800, for NeoMagic Corporation/
/First Call Analyst: /
/FCMN Contact: /
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/Web site:  http://www.neomagic.com /
(NMGC)